Exhibit (99)

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION SEPTEMBER SALES UP 13.4 PERCENT

MINNEAPOLIS, October 5, 2006 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended September 30, 2006 increased 13.4 percent to $4.885 billion from $4.306 billion for the five-week period ended October 1, 2005. On this same basis, comparable-store sales increased 6.7 percent from fiscal September 2005.

“Our sales in September were well above our expectations, driven in part by favorable weather,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “As a result of better-than-expected performance in our retail operations and the ongoing strength of our credit card operations, we now expect to produce third quarter earnings per share above the current median First Call estimate of 53 cents.”

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
September	$4,885	13.4	6.7	5.6

Year-to-Date	$34,555	11.4	4.9	6.3

As a reminder, our current sales disclosure practice includes a sales recording on the day of our monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. Our next sales recording is expected to be issued after the market closes on Monday, October 16, 2006. These recordings may be accessed by calling 612-761-6500.

Target Corporation’s operations include large, general merchandise discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. At month-end, the company operated 1,443 Target stores in 47 states. Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K. Target Corporation news releases are available at www.target.com.

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